Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Third Quarter 2009
Financial Results
- Posts Record Quarterly Sales of $83.2 Million in the Third Quarter of 2009 -
CYPRESS, CA — November 5, 2009 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the third quarter ended September 30, 2009.
“The third quarter of 2009 marked the first time that the company has reported more than $80 million in sales during a quarter, which is positive particularly during these difficult economic times,” stated Paul Arling, UEI’s Chairman and CEO. “In addition, sales over the trailing four quarters have climbed over the $310 million mark for the first time in our company’s 23-year history. This growth has been driven by our continued focus and execution on innovation leading to key customer wins as well as expanding relationships with satisfied existing customers and growth into new markets. One example of this innovation occurred in September when we began supplying Onkyo Corporation with our Quickset interface and XMP-2™ technology for its latest line of audio video receivers. Looking ahead, we are excited about 2010 and intend to demonstrate an array of new control technology advances at the Consumer Electronics Show in January.”
Financial Results for the Quarter Ended September 30: 2009 Compared to 2008
•	Net sales were $83.2 million, compared to $76.5 million.
•	Business Category revenue was $67.0 million, compared to $61.3 million. The Business Category contributed 81% of total net sales, compared to 80%.
•	Consumer Category revenue was $16.2 million, compared to $15.2 million. The Consumer Category contributed 19% of total net sales, compared to 20%.
•	Gross margins were 31.3%, compared to 32.6%.
•	Total operating expenses were $19.4 million, compared to $19.0 million.
•	Operating income was $6.6 million, compared to $5.9 million.
•	Interest income was $110,000, compared to $859,000.
•	Net income was $4.2 million, or $0.30 per diluted share, compared to $4.0 million, or $0.28 per diluted share.
•	At September 30, 2009, the cash and cash equivalents and term deposit balance was $79.2 million.
Bryan Hackworth, UEI’s CFO, commented “The increase in revenue for the quarter reflects our strong market position. In addition, we have leveraged our operating expenses as evidenced by the 140 basis point improvement in total operating expenses as a percent of revenue for the quarter. Operating expenses were 23.4% of revenue for the third quarter 2009, compared to 24.8% in the same period last year.”

Financial Results for the Nine-months Ended September 30: 2009 Compared to 2008
•	Net sales were $232.6 million, compared to $208.4 million.
•	Gross margins were 31.4%, compared to 34.0%.
•	Total operating expenses were $59.1 million, compared to $57.9 million.
•	Operating income was $13.9 million, compared to $13.0 million.
•	Interest income was $376,000, compared to $2.6 million.
•	Net income was $8.8 million, or $0.63 per diluted share, compared to $10.0 million, or $0.68 per diluted share.
Financial Outlook
For the fourth quarter of 2009, net sales are expected to range between $81 million and $84 million, compared to $78.7 million in the fourth quarter of 2008. The company anticipates gross margins for the fourth quarter of 2009 to be approximately 33.5% of sales, plus or minus one point, compared to 32.2% of sales in the fourth quarter of 2008. For the fourth quarter of 2009, operating expenses are expected to range from $19.0 million to $19.6 million, compared to fourth quarter 2008 operating expenses of $17.5 million. Earnings per diluted share for the fourth quarter of 2009 are expected to range from $0.38 to $0.42, compared to earnings per diluted share of $0.42 in the fourth quarter of 2008.
For the full 2009 year, net sales are expected to range between $313 million and $317 million, compared to $287.1 million in 2008. For 2009, operating expenses are expected to range from $78 million to $79 million, compared to 2008 operating expenses of $75.4 million. Earnings per diluted share for 2009 are expected to range from $1.02 to $1.06, compared to earnings per diluted share of $1.09 in 2008.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, November 5, 2009 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its third quarter 2009 earnings results, review the quarterly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 35717601. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 35717601.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.

Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timing and success of the Company’s new control technologies: the ability of the Company to continue creating innovative products and technologies leading to new customer wins and expansion of existing relationships; the Company’s ability to maintain its worldwide market share; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow —

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$30,099	$75,238
Term deposit	49,125	—
Accounts receivable, net	55,961	59,825
Inventories, net	43,628	43,675
Prepaid expenses and other current assets	2,333	3,461
Deferred income taxes	2,407	2,421

Total current assets	183,553	184,620
Equipment, furniture and fixtures, net	9,399	8,686
Goodwill	13,770	10,757
Intangible assets, net	11,821	5,637
Other assets	908	609
Deferred income taxes	7,620	7,246

Total assets	$227,071	$217,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,692	$44,705
Accrued sales discounts, rebates and royalties	5,451	4,848
Accrued income taxes	2,761	2,334
Accrued compensation	4,945	3,617
Other accrued expenses	7,874	6,813

Total current liabilities	60,723	62,317
Long-term liabilities:
Deferred income taxes	151	130
Income tax payable	1,442	1,442
Other long-term liabilities	124	313

Total liabilities	62,440	64,202

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,040,652 and 18,715,833 shares issued at September 30, 2009 and December 31, 2008, respectively	190	187
Paid-in capital	126,768	120,551
Accumulated other comprehensive income	1,936	750
Retained earnings	113,149	104,314

	242,043	225,802

Less cost of common stock in treasury, 5,340,021 and 5,070,319 shares at September 30, 2009 and December 31, 2008, respectively	(77,412)	(72,449)

Total stockholders’ equity	164,631	153,353

Total liabilities and stockholders’ equity	$227,071	$217,555

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$83,182	$76,532	$232,611	$208,407
Cost of sales	57,112	51,604	159,609	137,532

Gross profit	26,070	24,928	73,002	70,875

Research and development expenses	2,251	1,985	6,411	6,302
Selling, general and administrative expenses	17,175	17,033	52,724	51,623

Operating income	6,644	5,910	13,867	12,950
Interest income, net	110	859	376	2,649
Other income (expense), net	25	(417)	(161)	(237)

Income before provision for income taxes	6,779	6,352	14,082	15,362
Provision for income taxes	(2,556)	(2,347)	(5,247)	(5,389)

Net income	$4,223	$4,005	$8,835	$9,973

Earnings per share:
Basic	$0.31	$0.29	$0.65	$0.71

Diluted	$0.30	$0.28	$0.63	$0.68

Shares used in computing earnings per share:
Basic	13,687	13,919	13,656	14,144

Diluted	14,008	14,420	13,940	14,643

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash provided by operating activities:
Net income	$8,835	$9,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,019	4,365
Provision for doubtful accounts	181	107
Provision for inventory write-downs	2,861	1,695
Benefit for deferred income taxes	(297)	(446)
Tax benefit from exercise of stock options	374	416
Excess tax benefit from stock-based compensation	(198)	(337)
Shares issued for employee benefit plan	530	443
Stock-based compensation	3,184	3,307

Changes in operating assets and liabilities:
Accounts receivable	4,474	(1,600)
Inventories	(1,931)	(8,060)
Prepaid expenses and other assets	883	(814)
Accounts payable and accrued expenses	(3,241)	9,346
Accrued income taxes	202	(250)

Net cash provided by operating activities	20,876	18,145

Cash used for investing activities:
Term deposit	(49,125)	—
Acquisition of equipment, furniture and fixtures	(4,142)	(4,803)
Acquisition of intangible assets	(988)	(1,058)
Acquisition of assets from Zilog, Inc.	(9,502)	—

Net cash used for investing activities	(63,757)	(5,861)

Cash used for financing activities:
Proceeds from stock options exercised	2,412	983
Treasury stock purchased	(5,242)	(21,565)
Excess tax benefit from stock-based compensation	198	337

Net cash used for financing activities	(2,632)	(20,245)

Effect of exchange rate changes on cash	374	(2,789)

Net decrease in cash and cash equivalents	(45,139)	(10,750)

Cash and cash equivalents at beginning of period	75,238	86,610

Cash and cash equivalents at end of period	$30,099	$75,860